Exhibit 10.1

INVESTIGATIONAL SITE AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into between Omni Bio Operating, Inc (“OMNI”), which has its headquarters located at 5350 South Roslyn, Suite 430 Greenwood Village, CO 80111 ("Sponsor"), and the Regents of the University of Colorado, a body corporate, for and on behalf of the University of Colorado  Denver , c/o Grants and Contracts, Anschutz Medical Center, F428,  Fitzsimons Bldg 500, W1126, 13001 E 17th Place, P.O. Box 6508, Aurora, Colorado 80045 and The Barbara Davis Center having a place of business at 1775 Aurora Court, Aurora, CO 80045 (hereinafter referred to as the “Institution”), and Dr. Peter Gottlieb (hereinafter referred to as the “Principal Investigator”).

WHEREAS, Institution is acting on behalf of Sponsor to arrange and administer a clinical study to evaluate OMNI's drug, ("Study Drug", alpha-1 antitrypsin product, Aralast NPTM), OMNI desires to use Aralast NPTM in the Treatment of Patients with Type 1 Diabetes as set forth in Exhibit A and incorporated herein, (the “Evaluation”), and has entered into an agreement with OMNI concerning the management of such study, and

WHEREAS, Dr. Peter Gottlieb is employed by or affiliated with Institution and shall serve as Principal Investigator for this Study (defined below in Exhibit A, Study Protocol); Institution and Principal Investigators shall hereinafter be collectively referred to as "the Site";

NOW THEREFORE, In consideration of the promises and mutual covenants herein contained, the parties agree to the following:

Article 1.     Study Protocol

1.1           The scope and nature of the clinical trial to be performed will be in strict accordance with the study protocol entitled, “The effects of open label Alpha 1 antitrypsin on the progression of type 1 diabetes in subjects with detectable c-peptide,” and any subsequent amendments thereto, attached hereto as Exhibit A (the "Protocol"). The Protocol fully details the clinical research activities and responsibilities to be undertaken, pursued, and followed with all due diligence, by the Site. The Protocol will be considered final after it is signed by OMNI and Principal Investigator and approved by the pertinent Institutional Review Board (IRB). Thereafter, the Protocol may be amended only by prior written consent of OMNI and subsequent approval by the pertinent IRB (hereinafter the Protocol and approved amendments shall be referred to as the "Study"). A copy of the signed Principal Investigator’s statement referred to in Article 2 below and Protocol amendments will be maintained in the Institution's study files. In the event of a conflict between the terms of the Protocol and the terms of this Agreement, the terms of this Agreement shall prevail.

Article 2.     Research Work

2.1           The Site and Principal Investigator agree to conduct this Study in strict compliance with any and all applicable federal, state, and local laws, regulations and guidelines, FDA requirements, good clinical practices, all requirements of the host institution or facility, and any other relevant professional standards, and specifically to conduct the Study in accordance with the Statement of Investigator, U.S. Food and Drug Administration (FDA) Form 1572, as described in 21 C.F.R. 312.53, which Principal Investigator will complete, sign, and deliver to OMNI prior to the commencement of the Study at the Site, and with the provision of 21 C.F.R. Sections 312.60-68. Principal Investigator and Site agree that all protected health information, as defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and accompanying regulations at 45 C.F.R. Parts 160 and 164 (the “Privacy Standards”), will be treated as confidential and used and disclosed only as permitted by applicable laws governing the privacy, security, and administration of such information, including HIPAA and state health information privacy laws.  Each party acknowledges that Institution is a “covered entity” under HIPAA. Principal Investigator and the Site also represent and warrant that they will disclose protected health information to OMNI for research and intellectual property purposes only and  will obtain and will maintain HIPAA-compliant authorization signed by the individual whose protected health information is being disclosed or by the individual’s authorized representative (or have obtained the appropriate waiver for such authorization approved by an Institutional Review Board (IRB) and/or privacy board in compliance with 45 C.F.R. § 164.512(i))  and any other required forms for all patients enrolled in STUDY/PROTOCOL as required to fully comply with the HIPAA privacy regulations.

2.2           In the event Principal Investigator becomes either unwilling or unable to perform the duties required by this Agreement, Institution will cooperate, in good faith and expeditiously, to find a replacement investigator acceptable to OMNI; however, Principal Investigator and Institution shall continue to be bound by all obligations and conditions stipulated in Article 10.2 herein. In the event an acceptable substitute is not found, this Agreement may be terminated by the OMNI in accordance with Article 10 (Term and Termination). Institution’s cooperation in finding an acceptable replacement does not negate its obligation to perform this Agreement up to the effective date of termination.

2.3           The Study will be deemed concluded when the Institution and Principal Investigator have completed the study of the number of patients specified in the Protocol.

2.4           The Site will obtain the written approval of the appropriate Institutional Review Board (IRB) prior to commencement of any patient’s participation in the Study and will furnish OMNI or its designate with the IRB’s letter of approval. In addition, the Site will obtain the informed written consent of each patient enrolled prior to commencement of the Study which must include an authorization for the use and disclosure of the patient’s protected health information to the extent permitted by HIPAA and other applicable laws governing the privacy, security, and administration of such information.  A copy of such consent will be provided to OMNI with a signed statement verifying that such consent was obtained, in accordance with the Protocol and the signed consent forms shall be stored by the Site in a secure area.

2.5           The Site will (a) account for all clinical supplies, including any compounds, furnished by OMNI or Baxter Healthcare Corporation (“Baxter”), (b) keep a written inventory of any equipment supplied by OMNI according to guidelines provided by the OMNI (c) return all unused clinical or other supplies provided by OMNI or Baxter at the conclusion of the Study; (d) report to OMNI all relevant information and data obtained under the Protocol; (e) submit to OMNI completed case report forms resulting from the Study; and (f) retain all necessary records and documents about the Study as required by regulatory requirements, this Agreement, and/or the Protocol.

Article 3.     Conference, Reports, and Audits

3.1           The Principal Investigators shall provide OMNI with such periodic written reports during the course of the Study as are requested by OMNI but no less than 3 reports; 1.)  Three months after the initially contemplated 15 patients have commenced treatment within the Study 2.) Six months after the commencement of the study and 3.) a final written report of the Study at the conclusion of the Study.

3.2           The Site will fully cooperate with OMNI and will meet with representatives of OMNI, or their designates, at mutually convenient times for consultations, for review of lab and physical evaluations, and for such other purposes relating to the Study as deemed necessary by OMNI.

3.3          The Site will permit authorized personnel of OMNI, and the Food and Drug Administration (FDA) to inspect the facilities the Institution and Principal Investigator propose to use for the Study;  both before the Study begins and after commencement of the Study upon reasonable notice, and during normal business hours.

If OMNI determines that the facilities are not adequate for the proper conduct of the Study, the Site will be given a designated amount of time within reason to remedy the inadequacies.  In the event, the Site fails to remedy such inadequacies within the designated period of time, then OMNI may at their sole discretion refuse to commence until the inadequacies are remedied or may discontinue the Study, and terminate this Agreement without any further obligation to Institution and/or Principal Investigator.

The Site will notify OMNI promptly if the FDA requests permission to inspect or inspects Institution’s or Principal Investigator’s research records concerning the Study. If the inspection occurs, the Site will provide OMNI with copies of all FDA materials, correspondence, statements, forms and records that Institution and/or Principal Investigator receives, as well as provide a summary of the investigation.

The Site will allow authorized personnel of OMNI, and the FDA to monitor the Study, and all records required by the Regulations and to: inspect Case Report Forms for completeness and detailed compliance with the Protocols; review drug disposition records for completeness and accuracy; and inspect source documents, including but not limited to, hospital/clinic records, relevant to the preparation of the Case Report Form.

Article 4.     Rights to Data

4.1           All documents, including any amendments to the Protocol (if any), data, know-how, Intellectual Property, formulas (“Data”), and unused drug provided to the Institution or Principal Investigator for purposes of the Study are and will remain OMNI's property and shall be treated as OMNI’s Confidential Information under Section 13.3. Institution shall retain ownership of the approved Protocol described in Section 1.1. Upon completion of the Study, each party shall have the right to use the Study Data as defined in Section 8.3 for the purposes of its own Intellectual Property advancement and/or protection according to the terms and conditions set out in Section 8.

4.2           Intellectual Property. “Intellectual Property” shall mean any information, ideas, concepts, discoveries, inventions, developments, know how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data, know-how, material, composition of matter, method, process, product, biological material or other tangible or intangible property, regardless of whether such property is patentable or not, or regardless of whether such property is protectable through trademark or copyright, including without limitation, any foreign or domestic (i) patent right together with any extension, registration, reissue, reexamination or renewal thereof, and any pending application, including any continuation, divisional, or continuation in part thereof for any of the foregoing; (ii) trademark; or (iii) copyright.

4.3           Subject to Sections 4.1, 8.3 and 13.3, OMNI will have the right to use the Study Data in any manner deemed appropriate to OMNI's business interests with no obligation to provide additional consideration to the Site.

4.4           All unused drug and clinical specimens shall be delivered to OMNI or an OMNI representative by the Site in a timely manner as needed throughout the performance of this Study or at the completion of the Study, as provided in the Protocol, and in no event later than 10 business days after the date of termination of this Agreement or when OMNI otherwise requests delivery of Data, unused drug and clinical specimens.

Article 5.     Consideration

5.1           In full consideration for the services of the Site, and all support personnel, and for all resources provided by the same for the Study, OMNI agrees to pay to the Payee designated in Schedule A the expenses and fees set forth therein for work rendered in completing the Study according to the Protocol. Payment of these expenses and fees will be made according to the schedule of payments indicated in Schedule A. Schedule A outlines payment for services rendered under Protocol IND No 14242. The parties acknowledge that Omni Bio Operating, Inc, is the payment agent for OMNI under this Agreement and OMNI shall be liable in the event adequate funds are not made available by OMNI Bio Operating, Inc.

5.2           Payments will be made only for those Study patients who meet all of the applicable admission, inclusion and exclusion criteria of the Protocol.

5.3           Monies paid to the Payee  according to the Payment Schedule attached as Schedule A will be deemed in full satisfaction of all work performed pursuant to this Agreement.

5.4           Total payments per study patient will not exceed the limit indicated in Schedule A.

5.5           Notwithstanding the foregoing, or anything contained in the Protocol, if OMNI terminates the study prior to completion, OMNI agrees to pay the Payee fees set forth in Schedule A for each patient completed prior to the effective termination date, as well as other reasonable, non-cancelable obligations of the Institution incurred in furthering the Study prior to the effective date of termination which are not covered by the completed patient fee as established by written documentation submitted to OMNI. In no event, however, will the amount paid by OMNI upon premature termination exceed the total contract amount set forth in Schedule A.

5.6           In the event there is a refund due to OMNI, at the time of premature termination by either party, the Payee agrees to remit the same to OMNI or its designate within sixty (60) days of the effective termination date.

Article 6.     Publicity

6.1           No party to this Agreement shall use OMNI’s name or the name of any party hereto in connection with any advertising or promotion of any product or service without the prior written permission of such party or OMNI, as appropriate.

Article 7.     Publications

7.1           The parties reserve the right to publish or otherwise publicize the data or other results of the Study as follows. There will be no publication or publicizing of such data or results without OMNI’s prior written review of the publication. Further, the party wishing to publish or publicize Study data or results will submit any proposed manuscript or publication to the other parties for comment at least 30 days prior to its release of that manuscript or publication. The publishing party will make every reasonable attempt to incorporate comments received from the other parties during such 30-day period. The publishing party will not use another party’s Confidential Information in its manuscript or publication without the prior written consent of that other party.

Article 8.     Intellectual Property

8.1           The Site shall disclose to OMNI all inventions and other creative ideas and developments whether or not patentable which are conceived of or reduced to practice as a result of or pursuant to conducting the Study (hereinafter referred to as the “Inventions” or “Invention”). Such disclosure shall be made fully and promptly in writing to an authorized representative of OMNI.

8.2           Neither Principal Investigator nor Institution, including its employees or agents, shall acquire any rights of any kind whatsoever with respect to the Study Drug as a result of performance under this Agreement or otherwise. Inventorship of Inventions shall be determined under the United States Patent Laws. Institution hereby grants to OMNI an exclusive license to its interests in any new Invention and it is the intention of the Parties that such Inventions will be subject to the applicable terms and conditions of the pre-existing license agreement signed on November of 2008 between Apro and Institution (acquired by OMNI by its acquisition of Apro) (“Background License”). The Parties shall execute any necessary amendments to include additional Intellectual Property in the Background License.

8.3           Subject to Institution’s reservation of rights to advance and/or protect the Intellectual Property as delineated in Section 4.1, OMNI shall have the exclusive license to any work products or study results (“Study Data”) generated by the Institution in the performance of the services according to the applicable terms and conditions of the Background License. Further, Institution will provide reasonable prior written notice to OMNI of its use of the Study Data for protection of the Intellectual Property, and Institution’s disposition of any Intellectual Property supported by the Study Data will be consistent with the terms and conditions of the Background License. Institution and the Principal Investigator acknowledge and agree that OMNI may use all Study Data for advancing OMNI’s regulatory and business development interests, including, for example, publication of Study Data, or submission of Study Data to governmental or regulatory authorities including the USPTO.

Article 9.     Compliance with Section 306 of the Federal Food, Drug and Cosmetic Act

9.1           By signature on this Agreement, the Site hereby certify that neither the Institution nor Principal Investigator nor any person employed by the Site to work on this study has been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act and that no debarred person will in the future be employed by the Site in connection with any application for approval of a drug by the Federal Food and Drug Administration.

9.2           The Site further certifies that within five (5) years preceding the effective date of this Agreement neither the Institution nor Principal Investigator nor any person employed by the Institution or Principal Investigator have been convicted of any offense required to be listed under Section 306(k)(2) of the Federal Food, Drug and Cosmetic Act.

Article 10.     Term and Termination

10.1           This Agreement will become effective upon the date it is fully executed by all parties and shall continue in effect for the full duration of the Study according to the Protocol unless terminated in accordance with the provisions of this Article and/or Section 2.2. OMNI may terminate this Agreement immediately upon written notice to the Site.

10.2           Termination of this Agreement by any party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. Except in the case of Omni’s breach of this Agreement, no termination of this Agreement, however effectuated, shall affect OMNI's rights and duties under Article 8 hereof, or release the parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8, 9, 11, 12, and 13, provided further that any termination this Agreement shall not affect the Background License, as may be amended. Termination of any rights licensed under this Agreement shall be determined under the terms and conditions of the Background License.

10.3           Upon completion of the Study, the Institution shall return to OMNI or OMNI representative all unused compounds, drugs, devices, equipment, and related materials and all copies of Confidential Information that were furnished to the Site.

Article 11.     Independent Contractor

11.1             The Site shall perform services under this Agreement only as an independent contractor, and nothing contained herein shall be construed to be inconsistent with that relationship or status. The Site, and their respective employees, and consultants shall not be considered employees or agents of OMNI and, as such, shall not be entitled to any benefits available to employees of OMNI. This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind.

Article 12.     Indemnity

12.1           Should any patient enrolled in Study suffer any adverse effect directly caused by Study Drug administered according to OMNI IND Protocol No.14242 OMNI will reimburse the Site for all hospital and medical costs required for diagnosis and emergency treatment. Further, if any such adverse effect gives rise to a claim against the Site, OMNI shall defend, hold harmless and indemnify the Site against any loss, damage, or injury, owing to the claim, provided (1) that the Site, its Regents, officers, agents, and employees are shown to have adhered to and complied with all specifications and directions of the Protocol for Study; (2) that OMNI is promptly notified orally and in writing of such claim or suit; and (3) OMNI shall have full control of the defense, including settlement of the claim or suit and receive the full cooperation of Institution, its Regents, officers, agents, and employees. This Agreement by OMNI to indemnify and hold harmless shall not cover any loss, damage, injury, or expense directly attributable to the gross negligence (whether active or passive, and whether concurrent, joint, or sole), illegal conduct or willful misconduct on the part of the Site or any of its Regents, officers, agents, or employees. C.R.S. Section 23-20-110 states that the Colorado Attorney General must represent the University of Colorado in all actions.  In the event the Colorado Attorney General does not agree to legal counsel selected by the Sponsor, the Colorado Attorney General will represent the Institution and the Institution shall pay for its own representation.

OMNI will be responsible for patient injury including, without limitation, reimbursement for the costs of reasonably necessary medical treatment and/or hospitalization costs provided to Study subject for injuries resulting from participation in the Protocol and/or research procedures not done primarily to benefit the subject, which would not have been performed if the Study subject(s) had not volunteered to participate in the Study, that are based upon personal injury (including death) to any Study subject or damages to property, which injury or damage is sustained as a result of the conduct of the Study in accordance with the Protocol

12.3           Institution shall be responsible for its own wrongful or negligent acts or omissions or those of its officers, agents, or employees while performing their professional duties to the full extent allowed by law.  Notwithstanding the foregoing, nothing in this Agreement is a limitation or waiver of the application of the Colorado Governmental Immunity Act set forth in §24-10-101 to  §24-10-120 any claims resulting from the performance of the University of Colorado, its employees or agents under this Agreement.

Article 13.     Conflict of Interest and Confidential Information

13.1           The Site agrees that they, as well as all support personnel, are not presently under any agreement or obligation which conflicts with the duties and obligations owed to OMNI under this Agreement, and further agree not to undertake any such obligation or agreement during the course of the Study.

13.2           The Principal Investigator certifies that he shall, in any form or manner reasonably requested by OMNI, disclose, and shall use their commercially reasonable  efforts to cause any sub-Investigators for the Study to disclose, all of the following that they and their spouses, domestic partners and dependent children own or possess directly, indirectly, or equitably (all collectively “Financial Interests)

(a)           All compensation, payments (including other research grants, consulting or director’s fees, honoraria, speaking and meeting travel fees and reimbursement) and items or services of value provided by or on behalf of the OMNI (excluding compensation received under this Agreement);

(b)           All licenses, assignments, or other conveyances of rights or interests in real, personal or intellectual property with the OMNI or relating to the Study Drug;

(c)           All forms of interests in the equity (including stock, options and warrants) or debt of the OMNI or of other entities having a financial interest in the Study Drug; and

(d)           All other financial interests, payments and other compensation described under 21 C.F.R. § 54.2(a)-(f).

Institution and Principal Investigator shall provide to OMNI (a) such financial disclosure statements executed by each of the Principal Investigator and any sub-investigators as OMNI may reasonably require to enable OMNI to comply with its obligations under 21 CFR Part 54, and (b) such other financial information as OMNI may reasonably request ((a) and (b) collectively, the “Financial Information”). During the term of the Study and for a period of one (1) year after the completion thereof, Institution and Principal Investigator each shall promptly notify OMNI of any changes in or additions to the Financial Information. The Institution hereby warrants that it has implemented a “Conflicts of Interests” disclosure and management policy and program which comply with the requirements and regulations issued or administered by Public Health Service, and the Principal Investigator warrants that he/she has and will continue to comply with such policies and programs.

13.3           The Institution and Principal Investigator agree as follows:

(a)  Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know how, practices, process, data, intellectual property or other information (hereinafter referred to as Confidential Information”) disclosed or submitted in writing or in other tangible form to a receiving party (“Receiving Party”), shall be received and maintained by the Receiving Party in strict confidence and not disclosed to any third party during the conduct of the Study and for five (5) years thereafter. Furthermore, each Party agrees to use the Confidential Information only for the purposes of this Agreement except as provided for herein. These parties may disclose Confidential Information to their employees or staff who require access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be bound by the same obligations to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms of this Agreement.

(b)  The terms of this Agreement, including but not limited to the financial terms, shall also be considered Confidential Information and will be maintained in confidence by the parties in accordance with section 13.3(a), above. If, however, the Institution or Principal Investigator are required by law or regulation to disclose such information, they may do so without breaching their obligation under this Section, provided, in advance of disclosure, they notify OMNI of the information to be disclosed, the reason for disclosure, and the date of disclosure. Omni acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201, et seq.).

(c)  Nothing contained herein will in any way restrict or impair any party’s right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt :

(i)           is generally available in the public domain, or becomes available to the public through no act of the party receiving said Confidential Information; or

(ii)          is information learned from a third party not subject to a duty to either party not to disclose such information; or

(iii)         is independently known by receiving the Confidential information, prior to receipt thereof, which said party can demonstrate by documented proof; or

(iv)         is independently developed by party without reference to the confidential information

(v)          is lawfully given to the receiving party by a third party who is not bound by any obligation to preserve it as confidential.

Non-Disclosure Agreement- A Receiving Party may use Confidential Information of Owner Party only for the purpose of this Agreement and/or the Evaluation Agreement (upon execution), as applicable and shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own proprietary information of like importance, but in any case using no less than a reasonable degree of care.  Receiving Party may disclose Confidential Information received hereunder only for the purpose described in the recitals to this Agreement and/or the Evaluation Agreement (upon execution), as applicable and only to (i) its employees, officers, director and consultants, and (ii) its affiliates’ employees and consultants, who have a need to know for such purpose and who are bound by signed, written agreements to protect the received Confidential Information from unauthorized use and disclosure.  The term "affiliate,” means any person or entity controlling, controlled by, or under common control with a party.  Confidential Information shall not be used, or disclosed, for commercial purpose, patenting or research, without the prior written consent of OMNI.

Article 14.     Assignment

14.1           The Site shall not assign this Agreement or any rights or obligations hereunder without OMNI’s prior written consent.

14.2           This Agreement is assignable to any subsidiary, division, or affiliate of OMNI. The Site will be notified in the event of an assignment.  OMNI shall remain liable for all obligations under the terms of this Agreement in the event of an assignment.

Article 15.     Modification

15.1           Any agreement to change the terms of this Agreement in any way shall not be valid, unless the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

Article 16.     Choice of Law

16.1 The laws of state of Colorado shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.  Each party agrees to submit to the jurisdiction of the courts of the state of Colorado for of resolving any dispute.

Article 17.     Notices

17.1           Notices, invoices, communications, and payments required or permitted hereunder shall be considered made and effective when deposited in the US mail, postage prepaid, and addressed to the appropriate party at the address noted below, unless by notice to the other parties a different address shall have been designated.

If to OMNI:
5350 South Roslyn, Suite 430
Greenwood Village, CO 80111
Attention:     Edward C. Larkin
                                 Chief Operating Officer
Phone #
Fax #

If to Institution:

Pam Jones, Ph.D
Director, Grants and Contracts
Mail Stop F428
Anschutz Medical Campus, Bldg 500, Room W1126
13001 East 17th Place
PO Box 6508
Aurora, CO 80045-0508

If to Principal Investigator:
Peter Gottlieb, MD
Barbara Davis Center- Adult Clinic
1775 N. Ursula Street
Mailstop A140
PO Box 6511
Aurora, CO 80045

Institution and Principal Investigator shall copy OMNI on any such notice, invoice, communication or payment.

Article 18.     Regulatory Inspection

17.1           The Site shall notify OMNI immediately by telephone or facsimile if the Food and Drug Administration or any other governmental or regulatory authority requests permission to or does inspect the Site’s facilities or research records relating to this Study during the term of this Agreement and will provide in writing to OMNI copies of all materials, correspondence, statements, forms and records which the Site receives, obtains, or generates pursuant to any such inspection.

Article 19.     Miscellaneous

19.1           Titles to the Articles in this Agreement are solely for convenience and do not constitute a substantive part of this Agreement.

19.2           If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

19.3           The waiver of or acquiescence by any party hereto to any terms or provision hereunder, or the failure of any party to insist upon strict compliance with any warranty, representation, agreement, term, or condition in this Agreement, shall not constitute a waiver of any subsequent default or failure, whether similar or dissimilar.

19.4           The Site agrees to the administrative terms and conditions set forth in the Protocol.

19.5           Any administrative or financial additions or modifications to this Agreement will be incorporated by reference to this Agreement when mutually agreed to in writing.

19.6           Any and all exhibits and appendices added to this Agreement are hereby incorporated herein and made a part of this Agreement.

19.7           Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

19.8           Integration. This Agreement represents the entire understanding of the Parties and cancels, supersedes and integrates all prior oral or written understandings with respect to the subject matter hereof.

19.9           Legal Representation.  Each party to this Agreement acknowledges and agrees that it has had an opportunity to be represented by competent counsel in connection with the drafting, negotiation, approval and execution of this Agreement.  This Agreement is deemed to have been jointly drafted by the parties and their counsel, if applicable.

19.10         Acceptance:  This agreement must be accepted by Omni no later than June 15, 2010 and returned to the University along with good funds in US dollars in the amount of Three Hundred and Sixty-Five Thousand Dollars ($365,000). If the fully signed Agreement along with good funds in the amount of $365,000 are not received by June 15, 2010 this agreement shall be null and void.  Upon the University earning seventy-five percent (75%) of the deposited funds, Omni shall pay additional deposits in the amount of One Hundred Thousand Dollars ($100,000) on each date the deposit remaining falls to twenty-five percent of the amount deposited pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands in duplicate with the intention that this be a binding agreement as provided herein.

OMNI.	INSTITUTION:

By:	By:

Signature:	Signature:

Title:	Title:

Date:	Date:

PRINCIPAL INVESTIGATOR:

By:

Signature:

Title:

Date:

SCHEDULE A

Payment Schedule

Protocol No/Title”

(1)           Enrollment Fee Per Completed Patient:                                                                                     $ 47,821.00

(2)           Other compensation (check all that apply):

☒       Local IRB/EC fee = $3,000.00 paid upon receipt of invoice
☒       Advanced Payment = $47,821.00 paid upon execution of this agreement.
☒    Lab Start Up Fee = $1,000.00 per site paid upon receipt of invoice
☒       Pharmacy Fee = $2,480.00 per site paid upon receipt of invoice

Invoiceable items to be paid with the monthly payment in which the invoice was received:
☒       Hospitalization = $500/day up to a Maximum of 10 days
☒       Abbreviated symptom driven physical examination (SAE) = $150
☒ Unscheduled patient visits for Lab or Other = $1,477 (pre-approved by CRA)

(3)           Payments Terms:

a)           Within thirty (30) days after the effective date of this Agreement, OMNI, on behalf of OMNI shall pay institution the amount of $3,000 and NO/100 ($USD) (“Initiation Payment”) which Institution shall use to pay for the cost of obtaining IRB approval, engaging support staff, patient stipends, and undertaking other activities necessary to initiate patient enrollment for the Study.

(i)           Any unused portion of the Initiation Payment shall be creditable by OMNI  against costs billed by Institution for other activities conducted for the Study or returned to OMNI  if no additional activities are undertaken by Institution.

b)           OMNI, on behalf of OMNI, will make payments of per patient fees on a monthly basis. Payments will be based on number of completed, monitored, and cleaned Case Report Forms received by OMNI during the month and contingent upon OMNI’s review and approval of the Case Report Forms submitted.

c)           For performance of the Study by the Investigator and Institution under this Agreement, OMNI, on behalf of OMNI, shall pay the sum of $47,821 and NO/100 ($ USD) per completed eligible subject. This sum includes subject related costs as well as non-subject costs such as overhead expenses and patient stipend. A completed evaluable subject shall be defined as a subject who signs informed consent (including assent for minors) meets the inclusion/exclusion requirements set forth in the Protocol, and who has enrolled and participated in the Study and completes all assessments.

d)           Compensation for subjects who do not complete the Study will be calculated on a prorated basis up to the point of discontinuation, based on the payment schedule set forth in Exhibit A and incorporated by reference herein. Subjects who did not fulfill the qualifications criteria and were continued into the Study will only be compensated for up to the point of randomization.

e)           Per Subject Payments shall become due for each evaluable, eligible Subject upon OMNI’s satisfactory review of all Study Documentation, including completed CRFs and close-out audits. No payments will be made for Subjects with unsatisfactory CRFs or unresolved data deficiencies in the Study Documentation. A completed CRF is one that is signed by Principal Investigator when required and contains all complete verified information in accordance with the procedures and scheduled assessments as stated in the Protocol. Payments will be made monthly throughout the term of the Study.

f)               OMNI, on OMNI’s behalf, shall pay Institution for Screen Failures. For every subject which Screen Fails, the Institution shall be paid for Screen Failures at a rate of $3,865 and NO/100 ($ USD) per subject. A Screen Failure Patient shall be defined as a patient from whom informed consent has been obtained in accordance and who has not met the inclusion/exclusion requirements of the Protocol based upon completed screening procedures. There shall be a maximum of 5 Screen Failures.  Additional Screen Failures may be allowed with payment from Omni with the consent of Omni.

g)      Fifteen percent (15%) from each payment will be reserved until the end of the study for final payment when all data resolution has been completed and accepted by OMNI; all Study Drug supplied (including used and unused vials) has been reconciled; CGMS devices and associated equipment has been returned to OMNI; and the site has been closed out.

Original invoices pertaining to this study should be submitted for reimbursement to the following address:

ADDRESS

Please note that invoices must contain the following information or they will be returned, which will delay payment:

•           Protocol number:
•           Invoice date
•           Site Number (3 digit)
•           Principal Investigator’s last name
•           Date & description of services provided

To be eligible for payments, the procedures must be performed in full compliance with the protocol and this Agreement, and the data submitted must be complete and correct.

Subjects who discontinue the study or terminate early will be paid on a pro-rated basis based on the number of confirmed completed visits and Case Report Forms received by OMNI.

The parties agree that this SCHEDULE A is part of the Study Agreement clarifying the payment Exhibit Associated with this Agreement. Payments shall be made in accordance with the provisions set forth in this SCHEDULE A, with the last payment being made after the site completes all its obligations under the Agreement and any exhibits thereto. The PRINCIPAL INVESTIGATOR acknowledges and agrees that his or her judgment with respect to his or her advice to and care of each patient is not affected by the compensation the site receives hereunder. The parties agree that the payee designated below is the proper payee for this Agreement, and that payments under this Agreement will be made only to the following payee:

Payment shall be drawn from the advance payments received by the Institution pursuant to this Agreement.

Payments shall be made and mailed to:
Regents of the University of Colorado
Grants and Contracts, # 101984-PG
Dept. 238
Denver, CO 80291-0238

TAX ID NUMBER	84-000555

THE TAX ID NUMBER PROVIDED ABOVE IS A/AN: ☐ Social Security Number ☒ Employer Identification Number *OMNI must have a signed IRS Form W-9 on file before any payments can be issued.

Wire transfer information must be provided to OMNI if payments will be made to an individual or organization outside of the United States.